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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                       ANTIGENICS INC., NASA MERGER CORP.,

                        AND ARONEX PHARMACEUTICALS, INC.





                          -----------------------------

                           Dated as of April 23, 2001

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of April 23, 2001 is among Antigenics Inc. ("Parent"), a Delaware corporation, Nasa Merger Corp. ("Merger Sub"), a Delaware corporation and Aronex Pharmaceuticals, Inc. (the "Company"), a Delaware corporation. The parties wish to effect the acquisition of the Company by Parent through a merger (the "Merger") of Merger Sub with and into the Company on the terms and conditions set forth herein.

                                 R E C I T A L S

         A. For United States Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization within the meaning of
Section 1.368-2(g) of the income tax regulations promulgated under the Code. For financial accounting purposes, it is intended that the Merger will be accounted for using the purchase method of accounting.

         B. As a condition to, and concurrently with the execution of, this Agreement, Essex Woodlands Health Ventures IV, L.L.C., executive officers, and directors have executed and delivered to Parent an irrevocable agreement to vote all shares of voting stock held by them in favor of adoption of this Agreement.

         In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                             SECTION 1 - THE MERGER

         1.1 The Merger.


                  (a) Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, the Company shall continue as the surviving corporation (sometimes referred herein as the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

                  (b) The name of the Surviving Corporation shall be Aronex Pharmaceuticals, Inc.

         1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of
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Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge
LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming the foregoing. The date on which the Closing occurs is referred to herein as the "Closing Date," and, unless the parties otherwise agree, shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 5, 6 and 7 (other than delivery of items to be delivered at the Closing).

         1.3 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

         1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law.

         1.5 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected and qualified. Each current director of the Company shall submit his or her resignation at the Closing to be effective at the Effective Time.

         1.6 Conversion of Common Stock

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company:

                           (i) Subject to payment of cash in lieu of fractional
shares as provided in Section 1.6(a)(ii), each share of Company common stock, $0.001 par value per share (together with the associated Rights, as defined in Section 2.20(c), the "Company Common Stock"), outstanding immediately prior to the Effective Time, other than shares held by the Company as treasury stock or shares held by any Company Subsidiary (as defined in Section 2.4(a)), shall be cancelled and extinguished and automatically converted into and become the right to receive (a) a fraction of a share of Parent common stock, $0.01 par value per share ("Parent Common Stock") equal to the Exchange Ratio and (b) one contingent value right (a "Contingent Value Right") to be issued pursuant to the Contingent Value Rights Agreement (the "CVR Agreement") in the form of Exhibit A hereto entered into between Parent and a bank or financial or similar institution. The Exchange Ratio shall equal $1.10 divided by the Closing Parent Price, provided, however, in no event shall the Exchange Ratio exceed .0917 or be less than
 .0550. The "Closing Parent Price" shall equal the average of the per share closing prices of Parent Common Stock as reported by the Nasdaq National Market for the ten trading days ending two trading days prior to the Closing Date, rounded to the fourth decimal place. Notwithstanding the foregoing, if prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the number of shares of Parent Common Stock issued in the Merger shall be equitably adjusted to give effect to such event. The shares of Parent Common Stock payable pursuant to this Section 1.6(a)(i), together

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with cash payments in lieu of fractional shares pursuant to Section 1.6(a)(ii)
and any cash paid or additional shares of Parent Common Stock issued in connection with the Contingent Value Rights, are referred to collectively as the "Merger Consideration."

                           (ii) No fractional shares of Parent Common Stock
shall be issued pursuant to this Agreement. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share closing price of Parent Common Stock as reported by the Nasdaq on the trading day on which the Effective Time occurs (or, if the Effective Time occurs on a date that is not a trading day, on the immediately preceding trading day).

                  (b) All shares of Company Common Stock held at the Effective Time by the Company as treasury stock or by a Company Subsidiary shall be cancelled and extinguished and no payment shall be made with respect thereto.

                  (c) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         1.7 Company Options, Warrants, Convertible Note, and Purchase Rights

                  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options") under the Company's Amended and Restated 1989 Stock Option Plan, the Company's Amended and Restated 1998 Stock Option Plan, and the Company's Amended and Restated 1993 Non-Employee Director Stock Option Plan, as amended (the "Company Stock Option Plans"), whether or not then exercisable, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for (a) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (b) either (A) if the Company Option is exercised prior to the Milestone Date as such term is defined in the CVR Agreement, that number of Contingent Value Rights equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (the "Option Contingent Value Rights"), or (B) if the Company Option is exercised after the Milestone Date as such term is defined in the CVR Agreement, that number of shares of Parent Common Stock that would have been issued, if any, had the holder of the Company Option held such Option Contingent Value Rights on the Milestone Date; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange

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Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent shall issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent. The adjustments provided herein with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so as to preserve the benefits of such "incentive stock options."

                  (b) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (the "Company Warrants"), whether or not then exercisable, shall be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for (a) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (b) either (A) if the Company Warrant is exercised prior to the Milestone Date as such date is defined in the CVR Agreement, that number of Contingent Value Rights equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time (the "Warrant Contingent Value Rights"), or (B) if the Company Warrant is exercised after the Milestone Date as such term is defined in the CVR Agreement, that number of shares of Parent Common Stock that would have been issued, if any, had the holder of the Company Warrant held such Warrant Contingent Value Rights on the Milestone Date; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. After the Effective Time, Parent shall issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumption of such Company Warrants by Parent.

                  (c) At the Effective Time, the Surviving Corporation shall assume all obligations and duties of the Company under its outstanding $2.5 million 10% Convertible Note dated May 21, 1999 (the "Convertible Note") and the Convertible Note shall continue to have, and be subject to, the same terms and conditions set forth in the Convertible Note immediately prior to the Effective Time, except that the Convertible Note shall be convertible into whole shares of Parent Common Stock and cash in lieu of fractional shares calculated as follows:
(A) the Conversion Price (as defined in the Convertible Note), immediately after the Effective Time, shall equal the (x) the Conversion Price in effect immediately prior to the Effective Time divided by (y) the Exchange Ratio, (B) cash in lieu of fractional shares shall be paid, immediately after the Effective Time, based upon the Conversion Price in effect immediately after the Effective Time, and (C) either (i) if the Convertible Note is converted prior to the Milestone Date as such term is defined in the CVR Agreement, that number of Contingent Value Rights equal to the number of shares of Company Common Stock issuable upon conversion of the Convertible Note immediately prior to the Effective Time (the "Note Contingent Value Rights"), or (ii) if the Convertible
Note is converted after the Milestone Date as such term is defined in the CVR Agreement, that number of shares of Parent Common Stock that would have

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been issued, if any, had the holder of the Convertible Note held such Note
Contingent Value Rights on the Milestone Date.

                  (d) The Company shall amend its 1997 Employee Stock Purchase Plan (the "Company Purchase Plan") so that as of the Effective Time (i) the Company Purchase Plan is terminated and (ii) there are no outstanding rights of participants under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to give effect to this Section 1.7(d).

         1.8 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent (as defined in Section 1.9) or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section
1.13. For purposes of this Agreement, a "Certificate" is a stock certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration.

         1.9 Exchange of Certificates. Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail, to all former holders of record of shares of Company Common Stock that were converted into the right to receive Merger Consideration, instructions for surrendering their Certificates in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to the provisions of this Agreement, (b) a certificate representing that number of Contingent Value Rights to which the holder is entitled under this Agreement, and (c) a check in the amount of any cash due pursuant to Section 1.6(a)(ii) or Section 1.13. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.13. Shares of Parent Common Stock into which shares of Company Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than

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that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

         1.10 No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

         1.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, applicable certificates representing shares of Parent Common Stock, certificates representing Contingent Value Rights, cash in lieu of fractional shares and any amounts due pursuant to
Section 1.13.

         1.12 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

         1.13 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates until such holders surrender such Certificates. Upon the surrender of such Certificates in accordance with Section 1.9, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender such Certificates for exchange.

         1.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and

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under any of the rights, properties or assets acquired or to be acquired by the
Surviving Corporation as a result of, or in connection with, the Merger.

             SECTION 2 - REPRESENTATIONS AND WARRANTIES OF COMPANY

         Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Company hereby makes the following representations and warranties to Parent and Merger Sub:

         2.1 Organization and Qualification.

                  (a) Each of Company, each Company Subsidiary (as defined in
Section 2.4(a)) and each Company Joint Venture (as defined in Section 2.4(c)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Company, each Company Subsidiary and each Company Joint Venture is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

                  (b) The Company has previously provided to Parent true and complete copies of the charter and bylaws or other organizational documents of the Company, each Company Subsidiary and each Company Joint Venture as presently in effect, and none of Company, any Company Subsidiary, or any Company Joint Venture is in default in the performance, observation or fulfillment of such documents, except, in the case of Company Subsidiaries and Company Joint Ventures, such defaults that, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         2.2 Authority to Execute and Perform Agreements. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, in the case of consummation of the Merger, subject to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The only vote of Company stockholders required in connection with this Agreement is the affirmative vote of a majority of the outstanding shares to adopt this Agreement.

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         2.3 Capitalization and Title to Shares

                  (a) The Company is authorized to issue 40,000,000 shares of Company Common Stock, of which 26,020,191 shares were issued and outstanding as of April 20, 2001. All of the issued and outstanding shares of Company's Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

                  (b) The Company has reserved 4,726,108 shares of Company Common Stock for issuance pursuant to all of the Company Options. Company Options to purchase 3,032,114 shares of Company Common Stock were outstanding as of April 20, 2001. Section 2.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent. Except as indicated in Section 2.3(b) of the Company Disclosure Schedule, the Company is not obligated to accelerate the vesting of any Company Options as a result of the Merger.

                  (c) The Company has reserved 1,762,175 shares of Company Common Stock for issuance pursuant to all of the Company Warrants. Company Warrants to purchase 1,762,175 shares of Company Common Stock were outstanding as of April 20, 2001. Section 2.3(c) of the Company Disclosure Schedule includes a true and complete list of all outstanding warrants with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent.

                  (d) The Company has reserved 574,713 shares of Company Common Stock for issuance upon conversion of the Convertible Note. A true and complete copy of the Convertible Note has been furnished previously to Parent.

                  (e) The Company has reserved 76,900 shares of Company Common Stock for future issuance under the Company Purchase Plan through December 31, 2001.

                  (f) The Company is authorized to issue 5,000,000 shares of Preferred Stock ("Company Preferred Stock"), of which 750,000 shares are currently designated Series One Junior Participating Preferred Stock, none of which are issued and outstanding.

                  (g) Except for (i) shares indicated as issued and outstanding on April 20, 2001 in Section 2.3(a), and (ii) shares issued after April 20, 2001, upon (A) the exercise of outstanding Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, (B) the exercise of outstanding Company Warrants listed in Section 2.3(c) of the Company Disclosure Schedule,
(C) conversion of the Convertible Note or (D) the exercise of purchase rights in accordance with the Company Purchase Plan and in an amount not in excess of the number indicated as reserved for such purpose in Section 2.3(e), there are not as of the date hereof, and at the Effective Time, except as set forth in Section 2.3(g) of the Company Disclosure Schedule, there will not be, any shares of Company Common Stock issued and outstanding.

                  (h) The Company's authorized capital stock consists solely of the Company Common Stock described in Section 2.3(a) and the Company Preferred Stock described in Section 2.3(f). Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, there

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are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, Company Warrants listed in Section 2.3(c) of the Company Disclosure Schedule, the Convertible Note and rights to purchase shares of Company Common Stock pursuant to the Company Purchase Plan. Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.

                  (i) Neither the Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

                  (j) The Company has no outstanding bonds, debentures, notes or other indebtedness which have the right to vote on any matters on which stockholders may vote.

         2.4 Company Subsidiaries and Company Joint Ventures.

                  (a) Section 2.4(a) of the Company Disclosure Schedule sets forth all of the Company Subsidiaries and the jurisdiction in which each is incorporated or organized, and each jurisdiction in which it is qualified to do business. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. Section 2.4(a) of the Company Disclosure Schedule also sets forth for each Company Subsidiary the individuals who comprise the board of directors or comparable body for each such entity. The Company agrees to take, or cause to be taken, the actions necessary so that those individuals will resign and be replaced by individuals specified by Parent effective as of the Effective Time. As used in this Agreement, "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

                  (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements,

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instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

                  (c) Section 2.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture, the interest held by the Company and the jurisdiction in which such Company Joint Venture is organized. Interests in Company Joint Ventures held by the Company are held directly by the Company, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term "Company Joint Venture" means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

         2.5 SEC Reports. The Company previously has delivered to Parent its (i) Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company 10-K"), as amended and as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to the Company's meetings of stockholders held or to be held after December 31, 2000, if any, and (iii) all other documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since March 1, 1998. As of their respective dates, such documents complied, and all documents filed by the Company with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 1, 1998, the Company has filed, and since May 1, 1999 the Company has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all reports required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC.

         2.6 Financial Statements. The consolidated financial statements contained in the Company 10-K have been prepared from, and are in accordance with, the books and records of the Company and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein.

         2.7 Absence of Undisclosed Liabilities. As of December 31, 2000, the Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2000 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") that were not adequately reflected or reserved against on the Company Balance Sheet. The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) included in

Section 2.7 of the Company Disclosure Schedule or (iii) incurred since December 31, 2000 in the ordinary course of business consistent with past practice.

         2.8 Absence of Adverse Changes.

                  (a) Since December 31, 2000, except as disclosed in the Company 10-K, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

                  (b) Except as set forth in Section 2.8 of the Company Disclosure Schedule, there has not been any action taken by the Company or any Company Subsidiary during the period after December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

         2.9 Compliance with Laws.

                  (a) The Company and the Company Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of their businesses as presently being conducted (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

                  (b) The Company and the Company Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (c) To the Company's knowledge and except as set forth in
Section 2.9 of the Company Disclosure Schedule, each product or product candidate subject to the United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") that is manufactured, tested, distributed, held, and/or marketed by the Company or any Company Subsidiary is being manufactured, tested, distributed, held and marketed in compliance with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

                  (d) To the Company's knowledge, the Company has, prior to the execution of this Agreement, provided to Parent copies of or access to all documents in its or any Company Subsidiary's possession material to assessing compliance with the FDCA and its implementing regulations, including, but not limited to, copies of (i) all warning letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA in the last three years.

                  (e) Neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company, or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law. Neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

         2.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company, any Company Subsidiary, any Company Joint Venture or any of their assets or properties. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, any Company Joint Venture or any of their securities, assets or properties. To the knowledge of the Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or materially interfere with the Company's ability to consummate the transactions contemplated hereby.

         2.11 Contracts and Other Agreements.

                  (a) Neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company 10-K. All of such contracts and other agreements and all of the contracts required to be set forth in Section 2.11 of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. True and complete copies of all of the contracts and other agreements referred to in this Section 2.11 have been provided previously to Parent.

                  (b) Section 2.11 of the Company Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Company or any Company Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

                           (i) any agreement (A) involving research, development
or the license of Proprietary Rights (as defined in Section 2.12), (B) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (C) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (D) providing for the payment or receipt by the Company or a Company Subsidiary of milestone payments or royalties, or (E) that individually requires aggregate expenditures by the Company and/or any Company Subsidiary in any one year of more than $50,000;

                           (ii) any indenture, trust agreement, loan agreement
or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

                           (iii) any agreement of surety, guarantee or
indemnification that involves potential obligations in excess of $50,000;

                           (iv) any agreement that limits or restricts the
Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person;

                           (v) any interest rate, equity or other swap or
derivative instrument; or

                           (vi) any agreement obligating the Company to register
securities under the Securities Act of 1933, as amended (the "Securities Act");

                  (c) No executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of the Company or a Company Subsidiary or any person that is currently a party to any material contract or agreement with the Company or a Company Subsidiary.

                  (d) The Company and the Company Subsidiaries own no real property.

         2.12 Intellectual Property. Except as disclosed in the Company 10-K, the Company, the Company Subsidiaries and the Company Joint Ventures own, or are licensed to use, or otherwise have the full right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights, and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from the Company, a Company Subsidiary or a Company Joint Venture relating to any of the foregoing that are material to their businesses as presently conducted or as contemplated to be conducted (collectively, the "Proprietary Rights"). A list of all registered copyrights and trademarks, service marks, trade names, patents and patent applications, computer programs (except off-the-shelf office software for word processing, spreadsheet or similar applications), databases and biological materials held by or licensed to the Company or a Company Subsidiary has been delivered previously to Parent and is included in Section 2.12 of the Company Disclosure

Schedule. All patents, registered trademarks and copyrights set forth on the list referred to above are valid and subsisting and are not subject to any taxes, maintenance fees or actions falling due within 90 days of the Closing Date, except as described in Section 2.12 of the Company Disclosure Schedule. The Company is not aware of any basis for any claim by any third party that the businesses of the Company, the Company Subsidiaries or the Company Joint Ventures infringe upon the proprietary rights of others, nor has the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture received any notice or claim of infringement from any third party. The Company is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Except as disclosed in Section 2.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of the Company, none of the activities of the employees of the Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. The policies and procedures of the Company and the Company Subsidiaries designed to establish and protect the Proprietary Rights are described in Section 2.12 of the Company Disclosure Schedule. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to the Company or a Company Subsidiary by any party other than a consultant to the Company or Company Subsidiary) did so either (a) within the scope of his or her employment such that, in accordance with applicable law, all Proprietary Rights arising therefrom became the exclusive property of the Company or the Company Subsidiary or (b) pursuant to written agreements assigning or licensing all Proprietary Rights arising therefrom to the Company or the Company Subsidiary.

         2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of the Company and the Company Subsidiaries. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company and the Company Subsidiaries and are in conformity with the requirements of all leases or other agreements to which the Company or the relevant Company Subsidiary is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. Neither the Company nor any Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

         2.14 Commercial Relationships. The relationships of the Company, the Company Subsidiaries and the Company Joint Ventures with their suppliers, collaborators, licensors and licensees are generally good commercial working relationships. No such entity has canceled or otherwise terminated its relationship with the Company, a Company Subsidiary or a Company Joint Venture or has, during the last twelve months, materially altered its relationship with the Company, a Company Subsidiary or a Company Joint Venture. The Company does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company, a Company Subsidiary or a Company Joint Venture.

         2.15 Tax Matters

                  (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

                  (b) All Tax Returns required to be filed on or before the date hereof by or with respect to the Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. The Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

                  (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

                  (d) No audit is currently pending with respect to any Tax Return of the Company or the Company Subsidiaries, nor is the Company or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid in full. No issue relating to the Company or the Company Subsidiaries or involving any Tax for which the Company or the Company Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of the Company or the Company Subsidiaries for any subsequent period, and neither the Company nor its officers or directors knows of any other basis for the assertion of such a deficiency.

                  (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to the Company or the Company Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Company or any Company Subsidiary is in force. The Company has delivered to Parent complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Company or the Company Subsidiaries.

                  (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Company's books and records.

                  (g) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Company Subsidiary or any of their assets or properties.

                  (h) The Company and the Company Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries up to and including the date hereof have been satisfied.

                  (i) Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (j) There is no contract or agreement, plan or arrangement obligating the Company or the Company Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither the Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (k) Neither the Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code.

         2.16 Employee Benefit Plans.

                  (a) Section 2.16 of the Company Disclosure Schedule sets forth a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the "Plans"), including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or the Company Subsidiaries or to which the Company or any of the Company Subsidiaries are parties or required to contribute.

                  (b) The Company has delivered or made available to Parent current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto,
(iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) or Section 501(c)(9) of the Code, the most recent determination letter or exemption determination issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connections with any Plan, (vii) copies of any correspondence from the IRS, Department of Labor ("DOL") or other U.S. government agency or department relating to an audit or an asserted or assessed penalty with respect to a Plan or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's EPCRS, APRSC, VCR, CAP or Walk-in Cap programs or the DOL's amnesty programs for late filers and non-filers), (viii) for each Plan that is a defined benefit pension plan, copies of the most recent actuarial valuation report and actuarial valuation report for the two preceding years, (ix) for each Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the most recent plan year and three preceding plan years, and (x) copies of COBRA and HIPAA forms and notices used for each Plan that is a group health plan. No employee benefit handbook or similar employee communication relating to any Plan nor any written communication of benefits under such Plan describes the Plan in a manner materially inconsistent with the documents and summary plan descriptions relating to such Plan that have been delivered pursuant to the preceding sentence.

                  (c) There is no entity (other than the Company or any Company Subsidiary) that together with the Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA. Neither the Company nor any Company Subsidiary has ever maintained, contributed to or incurred any liability under any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code. Neither the Company nor any Company Subsidiary has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

                  (d) Each Plan maintained by the Company or a Company Subsidiary which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") has been determined to be so qualified by the Internal Revenue Service, and no circumstances exist that could reasonably be expected to cause the Qualified Plans to lose such qualified status. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of the Company, nothing has been done or not done with respect to any Plan that could result in any liability on the part of the Company or any Company Subsidiary with respect to a violation of any requirement of Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed. All contributions, premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made, and provision has been made on the balance sheet included in the Company 10-K for such contributions, premiums and other amounts that were due as of the date of the balance sheet but were attributable to service before such date.

                  (e) No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Plan subject to Title IV of ERISA. With respect to each Plan subject to Title IV of ERISA, such Plan has no unfunded benefit liabilities and such Plan could be terminated in a "standard termination" under
Section 4041(b) of ERISA on or before the Effective Time without any additional contribution from any contributing employer (but disregarding any other prerequisites for terminating such Plan). With respect to each Plan subject to
Section 412 of the Code, there is no accumulated funding deficiency (whether or not waived) under such Plan.

                  (f) All claims for benefits incurred by employees on or before the Closing Date are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing benefits after termination of employment.

                  (g) Except as disclosed in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has contracted with any "leased employee" within the meaning of Section 414 of the Code or any "independent contractor".

                  (h) Except for individual employment agreements, each Plan can be amended, modified or terminated without advanced notice to or consent by any employee, former employee or beneficiary, except as required by law.

         2.17 Employee Relations.

                  (a) The Company and the Company Subsidiaries, collectively, have approximately 26 full-time equivalent employees and generally enjoy good employer-employee relations. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as disclosed in Section 2.17 of the Company Disclosure Schedule, upon termination of the employment of any employees, none of the Company, the Company Subsidiaries nor Parent shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to all current directors, officers, employees or consultants of the Company and the Company Subsidiaries including, in each case, name, current job title and annual rate of compensation has been made available previously to Parent.

                  (b) The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

                  (c) No work stoppage or labor strike against the Company or any Company Subsidiary is pending or threatened. Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to the Company. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, directly or indirectly result in material liability to the Company. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 2.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or, to the knowledge of the Company, threatened.

         2.18 Environmental Matters.

                  (a) Neither the Company nor any of the Company Subsidiaries has violated, is in violation of, or has been notified that it is in violation of, Environmental Laws, and except in full compliance with Environmental Laws, neither the Company nor any of the Company Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Laws at any site owned or operated by, or premises leased by, the Company or any of the Company Subsidiaries during the period of the Company's or such Company Subsidiary's ownership, operation or lease or, to the Company's knowledge, prior thereto, nor has there been or is there threatened any Release of any Environmental Contaminants into, on, at or from any such site or premises, including without limitation into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the Company's knowledge, prior thereto in violation of any Environmental Laws or which created or will create an obligation to report or respond in any way to such Release. There is no underground storage tank or other container at any site owned or operated by, or premises leased by the Company or any Company Subsidiary or, to the Company's knowledge, on any site formerly owned or operated by, or premises formerly leased by, the Company or any Company Subsidiary.

                  (b) Neither the Company nor any Company Subsidiary has received notification in any form that, and the Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Environmental Contaminant. No such site or premises is listed, or to the Company's knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any comparable state or local governmental lists. Neither the Company nor any Company Subsidiary has received written notification of, and the Company has no knowledge of, any potential responsibility of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local or other Environmental Laws, or (iii) any order issued pursuant to the provisions of any such Environmental Laws with respect to any Environmental Contaminant used, manufactured, generated, stored, or treated at, transported from, or disposed of on, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary.

                  (c) The Company and the Company Subsidiaries have obtained all permits required by Environmental Laws necessary to enable them to conduct their respective businesses and are in compliance with all material aspects of said permits.

                  (d) There is no environmental or health and safety matter that reasonably could be expected to have a Company Material Adverse Effect. The Company previously has furnished to Parent copies of any and all environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and all other material correspondence, documents or communications with any governmental agency or other entity regarding the foregoing.

                  (e) For purposes of this Agreement:

                           (i) "Environmental Laws" means any Federal, state,
local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations pertaining to the environment, pollution or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.
Section 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. Section 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the Federal

Food, Drug and Cosmetic Act, as amended 21 U.S.C. Section 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes as any such laws have been amended;

                           (ii) "Environmental Contaminant" means Hazardous
Materials, or any other pollutants, contaminants, toxic or constituent substances or waste radioactive substances, materials or special wastes, petroleum or petroleum products, polychlorinated biphenyls, asbestos containing materials, or any other substance or material, in each case regulated by applicable Environmental Laws;

                           (iii) "Hazardous Materials" means (A) any chemicals,
materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

                           (iv) "Release" has the meaning specified in CERCLA.

         2.19 No Breach. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of Delaware, (c) any filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act") and (d) matters listed in Section 2.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company, any Company Subsidiary or any Company Joint Venture is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to the Company or the Company Subsidiaries or by which any of the Company's or the Company Subsidiaries' assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other governmental entity, excluding from the foregoing clauses (ii), (iii), (iv),
(v), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or materially interfere with the ability of the Company to consummate the transactions contemplated hereby.

         2.20 Board Approvals.

                  (a) The Board of Directors of the Company, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of the Company adopt this Agreement.

                  (b) The Company has taken all action necessary such that no "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

                  (c) The Board of Directors has approved an amendment (the "Rights Amendment") to the Shareholder Rights Agreement dated as of October 6, 1999 between the Company and American Stock Transfer & Trust Company (the "Company Rights Plan") so as to provide that (i) Parent will not become an "Acquiring Person," (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Plan) will occur as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (iii) the Rights (as defined in the Company Rights Plan) will terminate immediately prior to the Effective Time. Promptly following the execution and delivery of this Agreement, the Company shall take all action necessary to make the Rights Amendment effective.

         2.21 Financial Advisor.

                  (a) The Company has received the opinion of Robertson Stephens, Inc., dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion has been made available to Parent.

                  (b) Other than Robertson Stephens, Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and, other than the fee payable to Robertson Stephens, Inc., there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company. The Company previously has provided Parent with a copy of Robertson Stephens, Inc.'s engagement letter.

         2.22 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus") or delivered together with the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting (as defined in Section 4.6(b)), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

      SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as set forth on the disclosure schedule delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Merger Sub hereby make the following representations and warranties to the Company:

         3.1 Organization and Qualification. Both Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have corporate or similar power and authority to own, lease and operate their assets and to carry on their business as now being and as heretofore conducted. Parent is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent (a "Parent Material Adverse Effect").

         3.2 Authority to Execute and Perform Agreement. Each of Parent and Merger Sub has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes their valid and binding obligations, enforceable against each of them in accordance with its terms.

         3.3 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"). As of March 19, 2001, 27,448,353 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All issued and outstanding shares of Parent Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

         3.4 SEC Reports. Parent previously has delivered to the Company (i) Parent's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Parent 10-K"), (ii) all proxy statements relating to Parent's meetings of stockholders held since December 31, 2000 and (iii) all other periodic reports filed by Parent with the SEC under the Exchange Act since December 31, 2000 (collectively with clauses (i), (ii) and (iii) hereunder and the periodic reports filed by Parent with the SEC under the Exchange Act prior to the Effective Time, the "Parent SEC Reports"). As of their respective dates, such periodic reports complied, and all periodic reports filed by Parent with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, and in the case of periodic reports filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 1, 2000, Parent has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all periodic reports required to be filed under the Exchange Act.

         3.5 Financial Statements. The consolidated financial statements contained in the Parent 10-K have been prepared from, and are in accordance with, the books and records of Parent and fairly present the consolidated financial condition, results of operations and cash flows of Parent and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein.

         3.6 Absence of Undisclosed Liabilities. As of December 31, 2000, Parent had no material liabilities of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2000 (or the notes thereto), that were not adequately reflected or reserved against on such balance sheet. Except as disclosed in the Parent SEC Reports, Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) incurred since December 31, 2000, in the ordinary course of business, or (iii) that would not, in the aggregate, have a Parent Material Adverse Effect.

         3.7 Absence of Adverse Changes. Since December 31, 2000, except as disclosed in the Parent SEC Reports, there has not been any event, change or circumstance which has had a Parent Material Adverse Effect.

         3.8 Actions and Proceedings. Except as set forth in the Parent SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent that individually or in the aggregate could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. To the knowledge of Parent, except as disclosed in the Parent SEC Reports, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby.

         3.9 No Breach. Except for (a) filings under the Securities Act, (b) filings under the Exchange Act, (c) filings with the Secretary of State of Delaware, and (d) any required filing of a Notification and Report form under the HSR Act, the delivery and performance of this Agreement by Parent and Merger Sub and consummation by each of them of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent or Merger Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate obligations under, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent or Merger Sub is party or to which either of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or Merger Sub or by which any of their assets or properties is bound, (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any lien or other encumbrance on the assets or properties of Parent or Merger Sub, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, will not have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby.

         3.10 Compliance with Laws. Except as disclosed in the Parent SEC Reports, to Parent's knowledge:

                  (a) Parent has all Permits material to the conduct of its business as presently conducted; such Permits are in full force and effect; and no proceeding is pending or threatened to revoke or limit any Permit.

                  (b) Parent is not in violation of and has no liabilities, whether accrued, absolute, contingent, or otherwise, under any federal, state, local, or foreign law, ordinance, or regulation or any order, judgment, injunction, decree, or other requirement of any court, arbitrator, or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution, or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  (c) Each product or product candidate subject to the FDA's jurisdiction under the FDCA that is manufactured, tested, distributed, held, and/or marketed by Parent is being manufactured, tested, distributed, held, and marketed in compliance with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

         3.11 Intellectual Property. Except as disclosed in the Parent SEC Reports, Parent owns, or is licensed to use, or otherwise has the full right to use all Proprietary Rights that are material to its business; all patents listed on Section 3.11 of the Parent Disclosure Schedule are valid and subsisting; Parent is not aware of any basis for any claim by any third party that the business of Parent infringes upon the proprietary rights of others, nor has Parent received any notice or claim of infringement from any third party; and Parent is not aware of any existing or threatened infringement from any third party on, or any competing claim of right to use or own any of, its Proprietary Rights.

         3.12 Commercial Relationships. The relationships of Parent with its suppliers, collaborators, licensors, and licensees are generally good commercial working relationships. No such entity has cancelled or otherwise terminated its relationship with Parent, or has, during the last twelve months, materially altered its relationship with Parent.

         3.13 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                      SECTION 4 - COVENANTS AND AGREEMENTS

         4.1 Conduct of Business. Except with the prior written consent of Parent and except as otherwise contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company shall observe the following covenants:

                  (a) Affirmative Covenants Pending Closing. The Company shall:

                           (i) Preservation of Personnel. Use reasonable
commercial efforts to preserve intact and keep available the services of present employees of the Company and the Company Subsidiaries;

                           (ii) Insurance. Use reasonable commercial efforts to
keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                           (iii) Preservation of the Business; Maintenance of
Properties, Contracts. Use reasonable commercial efforts to preserve the business of the Company, advertise, promote and market the Company's business activities in accordance with past practices over the last twelve months, keep the Company's properties intact, preserve its goodwill and business, maintain all physical properties in such operating condition as will permit the conduct of the Company's business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the contracts referred to in Section 2.11.

                           (iv) Intellectual Property Rights. Use best efforts
to preserve and protect the Proprietary Rights;

                           (v) Ordinary Course of Business. Operate the
Company's business solely in the ordinary course consistent with past practices;

                           (vi) Company Options, Warrants and Convertible Note.
Take all actions necessary with respect to Company Options, Company Warrants and the Convertible Note to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify terms of the underlying instruments; and, to the extent permitted by the applicable stock option plans and agreements, suspend exercise of Company Options during the three trading days prior to the Closing Date; and

                           (vii) FDA Matters. Notify and consult with Parent
immediately (A) after receipt of any material communication from the FDA and before giving any material submission to the FDA, and (B) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any its product candidates or programs.

                  (b) Negative Covenants Pending Closing. The Company shall not:

                           (i) Disposition of Assets. Sell or transfer, or
mortgage, pledge, lease or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding $50,000;

                           (ii) Liabilities. Incur any indebtedness for borrowed
money, obligation or liability or enter into any contracts or commitments involving potential payments to or by the Company or any Company Subsidiary of $50,000 or more;

                           (iii) Compensation. Except as required or permitted
by this Agreement, change the compensation payable to any officer, director, employee, agent or consultant; or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of the Company or a Company Subsidiary; or adopt, or increase the benefits under, any employee benefit plan, except as required by law;

                           (iv) Capital Stock. Make any change in the number of
shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on the date of this Agreement and disclosed herein;

                           (v) Charter and By-Laws. Cause, permit or propose any
amendments to the Certificate of Incorporation or By-laws of the Company;

                           (vi) Acquisitions. Make, or permit to be made, any
material acquisition of property or assets outside the ordinary course of business;

                           (vii) Capital Expenditures. Authorize any single
capital expenditure in excess of $50,000 or capital expenditures which in the aggregate exceed $100,000;

                           (viii) Accounting Policies. Except as may be required
as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K;

                           (ix) Tax Treatment. Take, or permit any of the
Company Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                           (x) Taxes. Make any Tax election or settle or
compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

                           (xi) Legal. Settle or compromise any pending or
threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

                           (xii) Extraordinary Transactions. Adopt a plan of
complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

                           (xiii) Payment of Indebtedness. Pay, discharge or
satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business after December 31, 2000;

                           (xiv) Rights Plan. Amend, modify or waive any
provisions of the Company Rights Plan, or take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the Merger;

                           (xv) New Agreements/Amendments. Enter into or modify,
or permit a Company Subsidiary to enter into or modify, any license, development, research or collaboration agreement with any other person or entity;

                           (xvi) Confidentiality Agreements. Modify, amend or
terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party; or

                           (xvii) Obligations. Obligate itself to do any of the
foregoing.

                  (c) Control of the Company's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

         4.2 Corporate Examinations and Investigations. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company, as is reasonably necessary or appropriate in connection with Parent's investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the Company's business and the Company shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

         4.3 Expenses. Except as otherwise provided in Section 8, the Company and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement.

         4.4 Authorization from Others. Prior to the Closing Date, the parties shall use reasonable commercial efforts to obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement.

         4.5 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including delivering customary representation letters contemplated by Sections 6.5 and
7.2. Without limiting the generality of the foregoing, the Company agrees to duly execute and deliver, and to use commercially reasonable efforts to cause any individual or entity listed as a co-owner of, or who otherwise has any power of attorney or other rights with respect to, any of the Proprietary Rights of the Company, to duly execute and deliver such further instruments and do and cause to be done such further actions and things, including, without limitation, the execution of such additional assignments, agreements, documents and instruments, that Parent may at any time and from time to time reasonably request to more effectively transfer ownership, control and/or administration of such Proprietary Rights to the Surviving Corporation. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Nothing in this Agreement shall require Parent or Merger Sub to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate, licensing or other disposition of, any assets of Parent or Merger Sub, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.

         4.6 Preparation of Disclosure Documents

                  (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare the Proxy Statement/Prospectus. The Company shall, in cooperation with Parent, file the Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Company and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

                  (b) (i) The Company shall, as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of the Company, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of the Company to the stockholders of the Company (as determined in good faith by the Board of Directors of the Company after consulting with outside counsel), shall give its unqualified recommendation that its stockholders adopt this Agreement and (iii) the Company shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Board of Directors of the Company shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company to present the Merger Agreement for adoption at a the Company Stockholders Meeting. The Company agrees to give Parent written notice at least three business days prior to publicly indicating any withdrawal, modification, change or qualification in the recommendation of the Board of Directors of the Company.

                  (c) Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or the Company without the approval of the other party (which shall not be unreasonably withheld or delayed).

                  (d) The Company shall use reasonable efforts to cause to be delivered to Parent a letter from the Company's independent public accountants, dated the date on which the Registration Statement shall become effective, addressed to the Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         4.7 Public Announcements. The Company shall consult with Parent to get Parent's approval (which will not be unreasonably withheld), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law or by regulatory bodies.

         4.8 Affiliate Letters. Prior to the Closing Date, the Company shall identify to Parent all persons who, at the time of the Company Stockholders Meeting, the Company believes may be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall use its best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of the Company. The Company shall use its best efforts to deliver to Parent prior to the Closing Date a letter from each of such affiliates identified by the Company and Parent in substantially the form attached hereto as Exhibit B (the "Affiliate Letters").

         4.9 Nasdaq Listings. Prior to the Closing Date, Parent shall file with Nasdaq a Notification for Listing of Additional Shares covering the shares of Parent Common Stock to be issued in the Merger, including the shares of Parent Common Stock issuable upon exercise of the Company Options and Company Warrants and upon conversion of the Convertible Note. Prior to the Closing Date, the Company shall take such actions as are necessary so that trading of Company Common Stock on the Nasdaq National Market ceases immediately prior to the Effective Time.

         4.10 No Solicitation. The Company shall not, and shall cause each Company Subsidiary and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of the Company and each Company Subsidiary not to, (a) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than Parent, relating to the possible acquisition of the Company or any Company Subsidiary or of all or a material portion of the assets or capital stock of the Company or any Company Subsidiary or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Company Subsidiary (an "Alternative Transaction"), (b) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction or (c) grant any waiver or release under any standstill or similar agreement. Notwithstanding the foregoing, the Company and the Board of Directors of the Company shall be permitted (i) to comply with Rule 14e-2(a) under the Exchange Act with regard to an Alternative Transaction (to the extent applicable) and (ii) prior to the date on which the stockholders of the Company adopt the Merger Agreement, to engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide written proposal for an Alternative Transaction if (and only if) (A) the Company is not in breach of its obligations under this Section 4.10, (B) the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor) that the proposal is reasonably likely to lead to an Alternative Transaction more favorable for the Company's stockholders than the Merger (including adjustment to the terms and conditions proposed by Parent in response to the proposal for the Alternative Transaction), (C) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel) that the engaging in such negotiations or discussions or the provision of such information is required by the directors' fiduciary duties under Delaware law and (D) prior to providing any information or data, the recipient delivers to the Company an executed confidentiality agreement with terms substantially similar to those contained in the confidentiality agreements (the "Confidentiality Agreements") dated July 24, 2000 and April 18, 2001, respectively, between Parent and the Company. The Company shall notify Parent promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Alternative Transaction, indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials. The Company agrees that it will keep Parent informed, on a prompt basis (and, in any case, within 24 hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement and request the return or destruction of all confidential information regarding the Company previously provided in connection with such activities, discussions or negotiations. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 4.10 of the obligations undertaken in this Section 4.10.

         4.11 Regulatory Filings. As soon as is reasonably practicable, if required, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

         4.12 Termination of 401(k) Plan. The Company agrees to terminate its 401(k) Plan immediately prior to the Closing, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such policy by providing the Company with written notice of its election at least three (3) days prior to the Closing Date.

         4.13 Termination of Severance and Salary Continuation Plans. The Company agrees to terminate, to the extent applicable, any and all group severance, separation or salary continuation plans, programs or arrangements that may be covered under ERISA immediately prior to the Closing.

         4.14 Notification of Certain Matters. Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company, Parent and Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         4.15 Registration of Certain Shares. Promptly after the Effective Time but not later than 60 days following the Closing, Parent shall file registration statements on Form S-3 and Form S-8 (or any successors or other appropriate forms), with respect to the shares of Parent Common Stock subject to (i) Company Options or purchase rights under the Company Purchase Plan, (ii) Company Warrants, and (iii) the Convertible Note, to the extent required under the particular instrument governing such securities, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options, purchase rights, warrants, and note remain outstanding. With respect to the Form S-3 or successor form, Parent shall use commercially reasonable efforts to obtain its effectiveness within 180 days following the Closing Date.

         4.16 Employee Matters.

                  (a) Parent shall give individuals who are employed by the Company immediately prior to the Effective Time and remain as employees of the Surviving Corporation or Parent ("Affected Employees") full credit for purposes of eligibility, vesting, benefit accrual (except for purposes of benefit accrual under any defined benefit pension plans and except as would result in duplication of benefits) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent for such Affected Employees' service with the Company to the same extent recognized by the Company immediately prior to the Effective Time.

                  (b) Parent shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any medical or dental benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any plan maintained for the Affected Employees immediately prior to the Effective Time.

                  (c) As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Company and any director, officer, or employee thereof, each as described in Section 2.17 of the Company Disclosure Schedule, except as otherwise expressly agreed between Parent and such person.

         4.17 Indemnification

                  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of the Company pursuant to the indemnification agreements between the Company and certain of its directors and officers (the "Indemnified Parties") that are listed in Section 4.17 of the Company Disclosure Schedule and any indemnification provisions under the Company's Certificate of Incorporation or By-laws as in effect on the date hereof.

                  (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers substantially all of its assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall either guarantee the indemnification obligations referred to in this Section 4.17 or will make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

                  (c) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a six-year "tail" insurance policy that provides coverages substantially similar to the coverage provided under the Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time; provided, however, without Parent's prior written consent, the Company shall not pay more than $250,000 to purchase such policy.

         4.18 Participation in Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

              SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

         The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the other party, at or before the Effective Time, of each of the following conditions:

         5.1 Stockholder Approval. The Company shall have obtained the vote of holders of Company Common Stock necessary to adopt this Agreement.

         5.2 Registration Statement. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time.

      5.3 Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      5.4 Regulatory Approvals. All approvals from governmental entities shall have been obtained; provided, however, that the conditions of this Section 5.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

      5.5 HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

             SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                 PARENT AND MERGER SUB TO CONSUMMATE THE MERGER

      The obligations of Parent and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

      6.1 Representations, Warranties and Covenants. The representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement and (without giving effect to any materiality qualifiers) shall be accurate as of the Closing Date as if made on and as of the Closing Date except (other than representations and warranties set forth in Section 2.3) to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The representation and warranties set forth in Section 2.3 shall be true and correct in all respects (other than de minimis variations) as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have delivered to Parent a certificate from its chief executive officer, dated the Closing Date, to the foregoing effect.

      6.2 Corporate Certificates. The Company shall have delivered a copy of the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the Company's corporate good standing.

      6.3 Secretary's Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Board of Directors of the Company until the Closing Date, (c) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the stockholders of the Company adopting this Agreement.

      6.4 Affiliate Letters. Parent shall have received the Affiliate Letters referred to in Section 4.8.

      6.5 Tax Opinion. Parent shall have received the opinion of Palmer & Dodge LLP, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent, the Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, the Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Palmer & Dodge LLP was unwilling to deliver such opinion, this condition shall be deemed satisfied if Andrews & Kurth L.L.P. delivered such opinion.

      6.6 Consents. The Company shall have obtained waivers or consents, which shall remain in full force and effect, with respect to each agreement required to be disclosed in Section 2.19 of the Company Disclosure Schedule such that this Agreement and the consummation of the transactions contemplated hereby do not result in any material modification or termination of, or a payment or default under, any such agreement.

             SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        COMPANY TO CONSUMMATE THE MERGER

      The obligation of the Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

      7.1 Representations, Warranties and Covenants. The representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement and (without giving effect to any materiality qualifiers) shall be accurate as of the Closing Date as if made on and as of the Closing Date except to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent and Merger Sub shall have delivered to the Company a certificate from an executive officer, dated the Closing Date, to the foregoing effect.

      7.2 Tax Opinion. The Company shall have received the opinion of Andrews & Kurth L.L.P., dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent, the Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, the Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Andrews & Kurth L.L.P. was unwilling to deliver such opinion, this condition shall be deemed satisfied if Palmer & Dodge LLP delivered such opinion.

                 SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Company adopt this Agreement:

            (a) by either Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before September 30, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before such date;

            (b) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Parent, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to the Company's obligation to close that are set forth in Section 7.1 will not be satisfied; provided, however, the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(b), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by Parent and (ii) within 20 days after written notice from the Company, Parent effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to the Company's obligation to close that are set forth in Section 7.1 will not be satisfied;

            (c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the Company, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Parent's obligation to close that are set forth in Section 6.1 will not be satisfied; provided, however, Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(c), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by the Company and (ii) within 20 days after written notice from Parent, the Company effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to the Company's obligation to close that are set forth in
Section 6.1 will not be satisfied;

            (d) by either Parent or the Company, by written notice to the other, if any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

            (e) by either Parent or the Company, by written notice to the other, if the stockholders of the Company shall not have adopted this Agreement within sixty (60) days after the later of (i) the date the Company mails the Proxy Statement/Prospectus to the Company stockholders or (ii) the date of the most recent supplemental proxy materials that the Company is legally required to distribute to its stockholders; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of a representations or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure to receive such stockholder votes on or before such date;

            (f) by Parent, by written notice to the Company, if the Board of Directors of the Company (i) fails to include in the Proxy Statement/Prospectus its recommendation that the Company's stockholders vote to adopt this Agreement,
(ii) withdraws, modifies or qualifies its approval of, or its recommendation that its stockholders vote in favor of, such actions or takes any action or makes any statement inconsistent with such approval or recommendation, (iii) adopts resolutions approving or otherwise authorizes or recommends an Alternative Transaction or (iv) fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act;

            (g) by Parent in the event that the Company or any of its directors or representatives takes any of the actions described in clause (ii) of the second sentence of Section 4.10 in response to a proposal for an Alternative Transaction;

            (h) by Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act) of at least 15% of the outstanding shares of Company Common Stock; or

            (i) at any time with the written consent of Parent and the Company.

      8.2 Effect of Termination. If this Agreement is terminated as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent, Merger Sub and the Company and their respective directors, officers or stockholders, except that (a) the provisions of this Section 8, Section 9, Section 4.3 relating to expenses, and Section 4.7 relating to publicity shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

      8.3 Termination Fee

            (a) Fee. If this Agreement is terminated by the Company pursuant to
Section 8.1(e), or by Parent (i) pursuant to Section 8.1(e) or (f) or (ii) pursuant to Section 8.1(c), then the Company shall pay to Parent in cash $1.2 million (the "Fee"); provided, however, that the Fee shall not be owed if this Agreement is terminated by either party pursuant to 8.1(e) unless at the time of termination an Alternative Transaction shall have been announced or the Company has or the Company's stockholders shall have received a proposal for an Alternative Transaction. The Company shall pay the Fee to Parent concurrently with the Company terminating this Agreement and within one business day of Parent terminating this Agreement. In the event that the Company complies with all of the requirements set forth in Sections 5 and 6 of this Agreement and is otherwise not in breach of any other provisions of this Agreement, and the Company terminates this Agreement pursuant to Section 8.1(b), then Parent shall pay to the Company in cash the Fee; provided however, that the Fee shall not be owed by Parent if an Alternative Transaction shall have been announced or the Company has or the Company's stockholders shall have received a proposal for an Alternative Transaction. The payment of the Fee shall be the Company's sole and exclusive remedy for any breach of Parent's obligations under the Agreement. Parent shall pay the Fee to the Company within one business day after the Termination Date.

            (b) Expense Reimbursement. If this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay to Parent an amount equal to the reasonable out-of-pocket fees and reasonable expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby. Such expense reimbursement, whether pursuant to Section 8.1(a) or (b) shall be due one business day after receipt of an invoice indicating the amount of the fees and expenses.

            (c) Payments. Any payments required by either party under this
Section 8.3 shall be payable by wire transfer of immediately available funds to an account designated by the other party. If such party fails to promptly make any payment required under this Section 8.3 and the other party commences a suit to collect such payment, the party required to make such payment shall indemnify the other party for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay the other party interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.3.

      8.4 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of the Company, without the further approval of the stockholders of the Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in
Section 1.6, (b) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

      8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                           SECTION 9 - MISCELLANEOUS

      9.1 No Survival. None of the representations and warranties of the Company, Parent or Merger Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

      9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

            (a)   if to Parent or Merger Sub, to:

                  Antigenics Inc.
                  630 Fifth Avenue, Suite 1200
                  New York, New York  10111
                  Attn:  Garo H. Armen, Ph.D.
                  Telephone: (212) 332-4774
                  Facsimile: (212) 332-4778

                  with a copy to:

                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, Massachusetts  02108
                  Attn:  Paul M. Kinsella
                  Telephone: (617) 573-0100
                  Facsimile: (617) 227-4420

            (b)   if to the Company, to:

                  Aronex Pharmaceuticals, Inc.
                  8707 Technology Forest Place
                  The Woodlands, TX  77381-1191
                  Attn: Geoffrey Cox
                  Telephone: (281) 367-1666
                  Facsimile: (281) 367-1676

                  with a copy to:

                  Andrews & Kurth L.L.P.
                  2170 Buckthorne Place, Suite 150
                  The Woodlands, Texas 77380
                  Attn:  Jeffrey R. Harder
                  Telephone: (713) 220-4312
                  Facsimile: (713) 220-4815

Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

      9.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Merger and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreements between Parent and the Company, which shall survive execution of this Agreement and any termination of this Agreement.

      9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws provisions.

      9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

            (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

            (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns and right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.6 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      9.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

      9.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

      9.9 Submission to Jurisdiction; Waiver. Each of Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      9.10 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

      9.11 Rules of Construction.

            (a) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            (b) The phrase "to Company's knowledge" and similar qualifiers shall mean and be limited to the actual knowledge of the persons identified in Section
9.11 of the Company Disclosure Schedule after due inquiry of officers and other employees who may reasonably be expected to have knowledge of such matters.

      9.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

                                 ANTIGENICS INC.



                                 By /s/ Garo Armen
                                    ----------------------------------
                                    Name: Garo Armen
                                    Title: Chairman and Chief Executive Officer


                                 NASA MERGER CORP.



                                 By /s/ Garo Armen
                                    ----------------------------------
                                    Name: Garo Armen
                                    Title: President



                                 ARONEX PHARMACEUTICALS, INC.



                                 By /s/ Geoffrey Cox
                                    ----------------------------------------
                                    Name: Geoffrey Cox
                                    Title: President and Chief Executive Officer


                [Signature Page to Agreement and Plan of Merger]

                                TABLE OF CONTENTS


                                                                              PAGE
SECTION 1       -  THE MERGER...............................................     1

      1.1   The Merger......................................................     1

      1.2   Effective Time..................................................     1

      1.3   Effects of the Merger...........................................     2

      1.4   Certificate of Incorporation and By-Laws........................     2

      1.5   Directors and Officers..........................................     2

      1.6   Conversion of Common Stock......................................     2

      1.7   Company Options, Warrants, Convertible Note, and Purchase Rights     3

      1.8   Closing of Company Transfer Books...............................     5

      1.9   Exchange of Certificates........................................     5

      1.10  No Liability....................................................     6

      1.11  Lost Certificates...............................................     6

      1.12  Withholding Rights..............................................     6

      1.13  Distributions with Respect to Unexchanged Shares................     6

      1.14  Further Assurances..............................................     6

SECTION 2       -  REPRESENTATIONS AND WARRANTIES OF COMPANY................     7

      2.1   Organization and Qualification..................................     7

      2.2   Authority to Execute and Perform Agreements.....................     7

      2.3   Capitalization and Title to Shares..............................     8

      2.4   Company Subsidiaries and Company Joint Ventures.................     9

      2.5   SEC Reports.....................................................    10

      2.6   Financial Statements............................................    10

      2.7   Absence of Undisclosed Liabilities..............................    10

      2.8   Absence of Adverse Changes......................................    11

      2.9   Compliance with Laws............................................    11

      2.10  Actions and Proceedings.........................................    12

      2.11  Contracts and Other Agreements..................................    12

      2.12  Intellectual Property...........................................    13

      2.13  Insurance.......................................................    14

      2.14  Commercial Relationships........................................    14

                                TABLE OF CONTENTS

                                  (CONTINUED)


                                                                              PAGE

      2.15  Tax Matters.....................................................    15

      2.16  Employee Benefit Plans..........................................    16

      2.17  Employee Relations..............................................    18

      2.18  Environmental Matters...........................................    19

      2.19  No Breach.......................................................    21

      2.20  Board Approvals.................................................    22

      2.21  Financial Advisor...............................................    22

      2.22  Proxy Statement and Registration Statement......................    22

SECTION 3       -  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..    23

      3.1   Organization and Qualification..................................    23

      3.2   Authority to Execute and Perform Agreement......................    23

      3.3   Capitalization..................................................    23

      3.4   SEC Reports.....................................................    24

      3.5   Financial Statements............................................    24

      3.6   Absence of Undisclosed Liabilities..............................    24

      3.7   Absence of Adverse Changes......................................    24

      3.8   Actions and Proceedings.........................................    24

      3.9   No Breach.......................................................    25

      3.10  Compliance with Laws............................................    25

      3.11  Intellectual Property...........................................    25

      3.12  Commercial Relationships........................................    26

      3.13  Proxy Statement and Registration Statement......................    26

      3.14  Interim Operations of Merger Sub................................    26

SECTION 4       -  COVENANTS AND AGREEMENTS.................................    26

      4.1   Conduct of Business.............................................    26

      4.2   Corporate Examinations and Investigations.......................    29

      4.3   Expenses........................................................    29

      4.4   Authorization from Others.......................................    29

      4.5   Further Assurances..............................................    29

                                TABLE OF CONTENTS

                                  (CONTINUED)


                                                                              PAGE
      4.6   Preparation of Disclosure Documents.............................    30

      4.7   Public Announcements............................................    31

      4.8   Affiliate Letters...............................................    31

      4.9   Nasdaq Listings.................................................    31

      4.10  No Solicitation.................................................    31

      4.11  Regulatory Filings..............................................    32

      4.12  Termination of 401(k) Plan......................................    32

      4.13  Termination of Severance and Salary Continuation Plans..........    32

      4.14  Notification of Certain Matters.................................    33

      4.15  Registration of Certain Shares..................................    33

      4.16  Employee Matters................................................    33

      4.17  Indemnification.................................................    34

      4.18  Participation in Certain Actions and Proceedings................    34

SECTION 5       -  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
                CONSUMMATE THE MERGER.......................................    34

      5.1   Stockholder Approval............................................    34

      5.2   Registration Statement..........................................    34

      5.3   Absence of Order................................................    35

      5.4   Regulatory Approvals............................................    35

      5.5   HSR Act.........................................................    35

SECTION 6       -  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
                MERGER SUB TO CONSUMMATE THE MERGER.........................    35

      6.1   Representations, Warranties and Covenants.......................    35

      6.2   Corporate Certificates..........................................    35

      6.3   Secretary's Certificate.........................................    35

      6.4   Affiliate Letters...............................................    36

      6.5   Tax Opinion.....................................................    36

      6.6   Consents........................................................    36

SECTION 7       -  CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO
                CONSUMMATE THE MERGER.......................................    36

      7.1   Representations, Warranties and Covenants.......................    36

                               TABLE OF CONTENTS

                                  (CONTINUED)

                                                                              PAGE
      7.2   Tax Opinion.....................................................    36

SECTION 8       -  TERMINATION, AMENDMENT AND WAIVER........................    37

      8.1   Termination.....................................................    37

      8.2   Effect of Termination...........................................    38

      8.3   Termination Fee.................................................    38

      8.4   Amendment.......................................................    39

      8.5   Waiver..........................................................    39

SECTION 9       -  MISCELLANEOUS............................................    39

      9.1   No Survival.....................................................    39

      9.2   Notices.........................................................    39

      9.3   Entire Agreement................................................    40

      9.4   Governing Law...................................................    41

      9.5   Binding Effect; No Assignment; No Third-Party Beneficiaries.....    41
      9.6   Section Headings, Construction..................................    41

      9.7   Counterparts....................................................    41

      9.8   Severability....................................................    41

      9.9   Submission to Jurisdiction; Waiver..............................    41

      9.10  Enforcement.....................................................    42

      9.11  Rules of Construction...........................................    42

      9.12  Waiver of Jury Trial............................................    42

                                    EXHIBITS

Exhibit A         Form of Contingent Value Rights Agreement

Exhibit B         Form of Affiliate Letter

                                                                       Exhibit A


                    FORM OF CONTINGENT VALUE RIGHTS AGREEMENT



      CONTINGENT VALUE RIGHTS AGREEMENT, dated _______ 2001, between Antigenics Inc. ("Parent"), a Delaware corporation, and [_______], as Rights Agent (the "Rights Agent"), in favor of each person (a "Holder") who from time to time holds one or more Contingent Value Rights (the "CVRs") to receive a number of shares of Parent common stock, $0.01 par value per share (the "Parent Common Stock"), in the amounts and subject to the terms and conditions set forth herein. A registration statement on Form S-4 (No. 333-______) (the "Registration Statement") with respect to, among other securities, the CVRs, has been prepared and filed by Parent with the Securities and Exchange Commission (the "Commission") and has become effective in accordance with the Securities Act of 1933 (the "Act"). This Agreement is entered into in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 23, 2001, by and among Parent, Nasa Merger Corp. ("Merger Sub"), and Aronex Pharmaceuticals, Inc. (the "Company"), which sets forth the initial allocation of one CVR to each outstanding share of Company Common Stock (as defined in the Merger Agreement) and each share of Company Common Stock subject to issuance under the Company Options (as defined in the Merger Agreement), the Company Warrants (as defined in the Merger Agreement) and the Convertible Note.

      Section 1. Appointment of Rights Agent. Parent hereby appoints the Rights Agent to act as agent for the Holders in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

      Section 2. Form of CVR Certificate.

      2.1 The CVRs shall be evidenced by certificates (the "CVR Certificates"). The CVR Certificates may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as Parent may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto.

      2.2 The CVR Certificates shall be executed on behalf of Parent by the manual or facsimile signature of the present or any future President or Vice President of Parent, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Parent. CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, as the case may be.

      Section 3. Registration.

      3.1 The Rights Agent shall maintain books for the registration of the CVR Certificates.

      3.2 Prior to transfer of the CVR Certificates as provided for herein, Parent and the Rights Agent may deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Parent or the Rights Agent), for the purpose of the CVR Consideration (as defined herein) and for all other purposes, and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

      Section 4. Payment and Exchange of CVRs.

      4.1 Milestone and Exchange Ratio. For purposes of this Agreement, "Milestone" means the granting of final approval by the U.S. Food and Drug Administration (the "FDA") of the Company's New Drug Application, on or before July 6, 2002, for ATRAGEN(R) (tretinoin liposome for injection) as a treatment for patients with acute promyelocytic leukemia in any indication. Unless this Agreement and the CVRs shall have been earlier terminated as provided herein, the Holders shall be entitled to the following consideration, to be delivered by the Rights Agent in accordance with the procedures set forth herein.

            (a) On the date the Milestone occurs (the "Milestone Date"), each CVR outstanding immediately prior to the Milestone Date shall be cancelled and extinguished and automatically converted into and become the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio, subject to payment of cash in lieu of fractional shares as provided in Section 4.1(b). The Exchange Ratio shall equal (A) $.15 divided by (B) the Closing Parent Price (as defined below); provided, however, that the Exchange Ratio shall not be less than .0075 (the "Floor") nor greater than .0125 (the "Ceiling"); and provided, further, that the Exchange Ratio (including the Floor or the Ceiling, if applicable) shall be reduced in 10% increments for each $50,000 increment above $4,000,000 that the Company exceeds the Transaction Expenses (as defined below), such that the Exchange Ratio shall equal 0 if the Transaction Expenses exceed $4,500,000. The "Transaction Expenses" are (i) fees and expenses of the Company's attorneys, accountants, financial advisors and other outside advisors directly relating to the Merger Agreement or the Merger and (ii) severance payments triggered or to be triggered by the transaction or the termination of the Company's employees by the Company as a direct result of the Merger Agreement or the Merger. The "Closing Parent Price" shall equal the average of the per share closing prices of Parent Common Stock as reported by the Nasdaq National Market for the ten trading days ending three trading days prior to the Milestone Date, rounded to the fourth decimal place. Notwithstanding the foregoing, if prior to the Milestone Date, there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the number of shares of Parent Common Stock issued in exchange for the CVRs shall be equitably adjusted to give effect to such event. The shares of Parent Common Stock payable pursuant to this Section, together with cash payments in lieu of fractional shares pursuant to Section 4.1(b), are referred to collectively as the "CVR Consideration."

            (b) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such Holder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share closing price of Parent Common Stock as reported by the Nasdaq National Market on the trading day on which the Milestone Date occurs (or, if the Milestone Date occurs on a date that is not a trading day, on the immediately preceding trading day).

      4.2 Exchange of Certificates. As soon as practicable after the Milestone Date, Parent shall notify the Rights Agent and the Rights Agent shall promptly thereafter mail, to all Holders of record of CVRs that were converted into the right to receive CVR Consideration, instructions for surrendering their CVR Certificates in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of CVR Certificates for cancellation to the Rights Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the CVR Certificates shall pass, only upon delivery of the CVR Certificates to the Rights Agent) and other requested documents and in accordance with the instructions thereon, the Holder of such Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore represented by the CVR Certificates so surrendered shall have been converted pursuant to the provisions of this Agreement and (b) a check in the amount of any cash due pursuant to Section 4.1(b) or Section 4.4. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this Section, each CVR Certificate shall represent for all purposes only the right to receive CVR Consideration and, if applicable, amounts under Section 4.4. Shares of Parent Common Stock into which the CVRs shall be converted at the Milestone Date shall be deemed to have been issued on the Milestone Date. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Milestone Date, Parent shall act as the Rights Agent and thereafter any holder of an unsurrendered CVR Certificate shall look solely to Parent for any amounts to which such Holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the CVR Consideration remaining unclaimed five years after the Milestone Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      4.3 Lost Certificates. If any CVR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CVR Certificate to be lost, stolen or destroyed and, if required by Parent or the Rights Agent, the posting by such person of a bond in such reasonable amount as Parent or the Rights Agent may direct as indemnity against any claim that may be made against it with respect to such CVR Certificate, the Rights Agent shall deliver in exchange for such lost, stolen or destroyed CVR Certificate (a) if prior to the Milestone Date, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so lost, stolen or destroyed or (b) if after the Milestone

Date, the applicable certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and any amounts due pursuant to Section 4.4.

      4.4 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Milestone Date shall be paid to holders of unsurrendered CVR Certificates until such holders surrender such CVR Certificates. Upon the surrender of such CVR Certificates in accordance with Section 4.2, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to surrender such CVR Certificates for exchange.

      4.5 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of CVRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the CVRs in respect of which such deduction and withholding was made.

      Section 5. Non-Transferability and Registration of CVRs.

      5.1 The CVRs and any interest therein may not be sold, assigned, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.

      5.2 The CVRs have been registered pursuant to the Registration Statement under the Act. Parent covenants and agrees:

            (a) To use its reasonable best efforts to register or qualify any transfers of the CVRs pursuant to Section 6 hereof under the Securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

            (b) To pay all expenses incurred by it in complying with this
Section 5.2, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for Parent, and (iv) all Blue Sky fees and expenses.

      Section 6. Exchange, Transfer, or Assignment of CVRs.

      6.1 CVRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein). A "Permitted Transfer" shall mean (i) the transfer of any or all of the CVRs on death by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order;
(iv) if the Holder is a partnership, a distribution to the transferring partnership to its partners; or (v) a transfer made by operation of law.

      6.2 In the event of a Permitted Transfer, CVRs may be assigned or transferred upon surrender of CVR Certificates to the Rights Agent, accompanied (if so required by Parent or the Rights Agent) by a written instrument or instruments of transfer in form satisfactory to Parent and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be guaranteed by a commercial bank or trust company having an office in the United States, by a broker or dealer that is a member of the National Association of Securities Dealers, Inc., or by a member of a national securities exchange. Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be cancelled by the Rights Agent. CVR Certificates so cancelled shall be delivered by the Rights Agent to Parent from time to time or otherwise disposed of by the Rights Agent in a manner satisfactory to Parent.

      6.3 Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the holder and any new CVR Certificates issued pursuant to this Section 6 shall be dated the date of such transfer or assignment.

      Section 7. Rights of CVR Certificate Holder. The Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Parent, either at law or in equity, and the rights of the Holders are limited to those expressed in this Agreement.

      Section 8. Availability of Information. Parent will provide to the Rights Agent all information in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

      Section 9. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Parent and the Holders, by their acceptance hereof, shall be bound.

      9.1 The statements contained herein and in the CVR Certificates shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the CVR Consideration except as herein otherwise provided.

      9.2 The Rights Agent shall not be responsible for any failure of Parent to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Parent.

      9.3 The Rights Agent may consult at any time with counsel satisfactory to it (who may be counsel for Parent), and the Rights Agent shall incur no liability or responsibility to Parent or to any Holder with respect to any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided that the Rights Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

      9.4 The Rights Agent shall incur no liability or responsibility to Parent or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document, or instrument believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties.

      9.5 Parent agrees (i) to pay to the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the execution of this Agreement and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses, and other charges of any kind and nature incurred by the Rights Agent in connection with this Agreement. Parent shall reimburse the Rights Agent for the reasonable costs of any counsel engaged by the Rights Agent for the purposes contemplated by Section 9.3, provided that (x) such engagement is reasonably necessary in the discharge of the Rights Agent's function hereunder and relates to matters outside the ordinary course and (y) the Rights Agent first consults with Parent a reasonable amount of time prior to incurring any such liability. The Rights Agent shall be paid any compensation or reimbursement owed to it directly.

      9.6 The Holders of at least two-thirds of the outstanding CVRs may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder and pursuant to the CVRs. The Rights Agent shall be under no obligation to institute any action, suit, or legal proceeding or to take any other action likely to involve material expense unless the Holders shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the CVR Certificates may be enforced by the Rights Agent without the possession of any of the CVR Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit, or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the registered Holders, as their respective rights or interests may appear.

      9.7 The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

      Section 10. Change of Rights Agent.

      10.1 Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

      10.2 The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Parent notice in writing, specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Parent shall appoint a successor to the Rights Agent. After appointment the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent copies of all books, records, plans, and other documents in the former

Rights Agent's possession relating to the CVRs or this Agreement and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Failure to give any notice provided for in this Section 10.2 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

      Section 11. Successors. All covenants and provisions of this Agreement by or for the benefit of Parent, the Rights Agent, or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs, and personal representatives.

      Section 12. Termination. This Agreement shall terminate on the earlier to occur of the following events:

      (i)   Six months after the Milestone Date; or

      (ii)  July 6, 2002.

      Section 13. Counterparts. This Agreement may be executed in any number of counterparts; and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

      Section 14. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

      Section 15. Amendments. This Agreement may be amended by the written consent of Parent and the affirmative vote or the written consent of holders holding not less than two-thirds in interest of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, without the consent of each Holder affected thereby, change in manner adverse to the Holders, (a) any provision contained herein with respect to termination of this Agreement or the CVRs, (b) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (c) the provisions of this Section 15. Notwithstanding the foregoing, Parent and the Rights Agent may from time to time supplement or amend this Agreement, without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement which Parent and the Rights Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CVRs and which shall not adversely affect the interests of the Holders.

      Section 16. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery, or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      If to Parent:

      Antigenics Inc.

      630 Fifth Avenue, Suite 1200
      New York, New York 10111
      Attn: Garo H. Armen, Ph.D.
      Telephone: (212) 332-4774


      If to the Rights Agent:





      or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date of receipt.

      Section 17. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation, other than Parent, the Rights Agent, and the registered Holders, any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Rights Agent, and the registered Holders.

      Section 18. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 16 shall be deemed effective service of process on such party.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                                    ANTIGENICS INC.



                                    By:____________________________________
                                    Name:
                                    Title:

                                    [______], as Rights Agent



                                    By:____________________________________
                                    Name:
                                    Title:

                                                                       EXHIBIT B

                           [FORM OF AFFILIATE LETTER]

                                ___________, 2001

Antigenics Inc.
630 Fifth Avenue, Suite 1200
New York, New York 10111


Ladies and Gentlemen:

      I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Aronex Pharmaceuticals, Inc. (the "Company"), a Delaware corporation, as the term "affiliate" is used in Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 23, 2001 between Antigenics Inc. ("Parent"), a Delaware corporation, and the Company, the Company will be merged with and into a wholly owned subsidiary of Parent (the "Merger").

      In connection with the Merger, I am entitled to receive shares of common stock, $0.01 par value per share, of Parent (including shares of Parent common stock issuable under Contingent Value Rights granted pursuant to the Merger Agreement, the "Parent Shares"), in exchange for the shares owned by me of common stock, $0.001 par value per share, of the Company (the "Company Shares").

      I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

      (a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Securities Act or the rules and regulations thereunder.

      (b) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

      (c) I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4; however, because I may be deemed to be an affiliate of the Company and the distribution of the Parent Shares by me or on my behalf has not been registered under the Securities Act, dispositions of the Parent Shares by me or on my behalf may be restricted under the Securities Act and the rules and regulations thereunder. I will not sell, transfer, hedge, encumber or otherwise dispose of the Parent Shares issued to me in the Merger unless the disposition (x) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (y) is made pursuant to an effective Registration Statement under the Securities Act, or (z) is, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the staff of the SEC, exempt from registration under the Securities Act.

      (d) I understand that Parent is under no obligation to register under the Securities Act the disposition of the Parent Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.

      (e) I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

            THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ANTIGENICS INC.

      (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

      It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a "no action" or interpretive letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to Parent in form and substance satisfactory to Parent, to the effect that disposition of the shares by the holder thereof is not restricted under the Securities Act.

      Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                    Very truly yours,




                                    Name (print):
                                    Address:


Accepted:

ANTIGENICS INC.



By:___________________________
Name (print):
Title:

Dated:________________________


                                       3